As filed with the United States Securities and Exchange Commission on September 1, 2011

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F–3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SearchMedia Holdings Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	77-0688094
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Floor 13, Central Modern Building,

468 Xinhui Road, Shanghai, China 200060

Tel: +86-21-6227-8018

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Joshua Weingard, Esq.

4400 Biscayne Boulevard

Miami, Florida United States 33137

(305) 575-4602

Facsimile (305) 575-4130

(Name, address, and telephone number of agent for service)

Copy to:

Michael Francis, Esq.

Akerman Senterfitt

One Southeast 3rd Avenue, 25th Floor

Miami, Florida United States 33131

(305) 374-5600

Facsimile (305) 374-5095

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum aggregate price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Ordinary Shares, $0.0001 par value per share, issuable upon the exercise of the Public Warrants(1)	8,260,040	$1.34	$11,068,454	$1,286
Ordinary Shares, $0.0001 par value per share, issuable upon the exercise of the Insider Warrants(1)	2,400,000	$1.34	$3,216,000	$374
Ordinary Shares, $0.0001 par value per share, issuable upon the exercise of the Underwriter Warrants(1)	500,000	$1.34	$670,000	$78
TOTAL				$1,738

(1)	All of the securities offered hereby are ordinary shares issuable upon exercise of warrants.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of shares as may be required to prevent dilution resulting from share splits, share dividends or similar events, or changes in the exercise price of the warrants.
(3)	Estimated solely for purposes of computing the registration fee calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices reported on the NYSE Amex as of a specified date within five business days prior to the date of the filing of the registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 2011

SEARCHMEDIA HOLDINGS LIMITED

11,160,040 Ordinary Shares

This prospectus relates to the registration of 11,160,040 ordinary shares of SearchMedia Holdings Limited issuable upon the exercise of outstanding warrants to purchase ordinary shares of SearchMedia Holdings.

Upon the exercise of any of the warrants, we will receive as proceeds the aggregate exercise price of the warrants exercised. We currently intend to use any such proceeds for general corporate purposes.

Our ordinary shares are traded on the NYSE Amex under the symbol “IDI.” On August 31, 2011, the last sales price of our ordinary shares as quoted on the NYSE Amex was US $1.68 per share.

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the factors described under the caption “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission (the “SEC”). You should only rely on the information included in this prospectus or incorporated by reference as described under “Documents Incorporated by Reference.” We have not authorized any other person to provide you with different or inconsistent information, and you should not rely upon any such information.

The information contained in this prospectus is accurate only as of the date of this prospectus, and the information contained in any document incorporated by reference in this prospectus is accurate only as of the date of that document, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. Applicable SEC rules may require us to update this prospectus in the future.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.

Unless otherwise indicated or required by the context, all references in this registration statement on Form F-3 to “we,” “us,” “our,” SearchMedia Holdings,” or the “Company” refer to SearchMedia Holdings Limited and its consolidated subsidiaries, and all references to “SearchMedia International” refer to SearchMedia International Limited and its consolidated subsidiaries before completion of the business combination on October 30, 2009. On October 30, 2009, we completed a business combination (the “Business Combination”), pursuant to which we: (1) redomiciled from Delaware to the Cayman Islands, as a Cayman Islands exempt company, and (2) completed the acquisition of SearchMedia International, resulting in SearchMedia International becoming a wholly-owned subsidiary of SearchMedia Holdings.

Unless otherwise stated, all references to dollar amounts in this prospectus are stated in United States dollars.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), about our expectations, beliefs, or intentions regarding our business, financial condition, results of operations, strategies, or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends, or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those contained in the Risk Factors section of this registration statement on Form F-3. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe harbor provisions of PSLRA. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. The risks, uncertainties and other factors that our stockholders and prospective investors should consider include the following:

•	Our warrantholders may not be able to exercise their warrants, which may significantly reduce their economic value and create liability for us.

•	Our management will have broad discretion in allocating the net proceeds that we receive from the exercise of the warrants, if any, and may use the proceeds in ways in which you disagree.

•	We may choose to redeem our outstanding warrants at a time that is disadvantageous to the warrantholders, preventing such holders from realizing the potential economic value of their warrants.

•	There is substantial doubt as to our ability to continue as a going concern, which could adversely affect our ability to meet our ongoing financing needs as well as to obtain third party financing.

•	We may not have sufficient liquidity to pay earn-out payments when they come due, which could materially and adversely affect our operations.

•	We have a history of significant operating losses and our future revenue and operating profitability are uncertain.

•	We have identified material weaknesses in our internal control over financial reporting and we have had to restate our historical financial statements.

•	We are subject to ongoing securities litigation and a government inquiry in the United States.

•

Deterioration of economic conditions and a resulting decrease in demand for advertising services would materially and adversely affect our financial condition and results of operations and limit our growth prospects.

•	A business strategy of making acquisitions subjects us to all of the risks inherent in identifying, acquiring and operating newly acquired businesses.

•	Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and growth potential.

•	Future charges due to possible impairments of acquired assets may have a material adverse effect on our financial condition and results of operations.

•

We face significant competition for advertising spending from operators of new and traditional advertising networks. If we cannot successfully compete, our results of operations would be materially and adversely affected.

•	We have a limited operating history which may make it difficult for you to evaluate our business and prospects.

•

If we fail to develop and maintain relationships with site owners, managers and sublessors that provide us access to desirable locations and network platforms, our growth potential and our business could be harmed.

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Failures to obtain site owners’ consents or objections from site owners to the installations of our media products could lead to termination of our contracts or installations, which would harm our results of operations.

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If we are unable to obtain or retain desirable placement locations for our advertising poster frames and outdoor billboards on commercially advantageous terms, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.

•	The shareholders of Jingli Shanghai may have potential conflicts of interest with us.

•	Our business depends substantially on the continuing efforts of our senior executives, and our business may be severely disrupted if we lose their services.

•

If we are unable to adapt to changing advertising trends of advertisers and consumers, we will not be able to compete effectively and we will be unable to increase or maintain our revenues, which may materially and adversely affect our business prospects and revenues.

•	Our growth could suffer if we fail to expand our media networks to include new media offerings, media platforms or enter into new markets.

•	If site managers or owners shut down our displays for site maintenance or other reasons, our business could be adversely affected.

•	Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

•	We rely on computer software and hardware systems in managing our operations; any failure in these systems could adversely affect our business, financial condition and results of operations.

•

We have no business liability, disruption or litigation insurance, and we could incur substantial costs if our business is disrupted due to natural disasters, litigation or other business interruptions.

•	Our operating results are difficult to predict and may fluctuate from period to period.

•

If the PRC government determines that the contractual arrangements that establish the structure for operating our China business do not comply with applicable PRC laws and regulations, we could be subject to severe penalties.

•

We rely on contractual arrangements with Jingli Shanghai and its shareholders for our China operations, which may not be as effective in providing operational control as would be the case through ownership of a controlling equity interest in such operating entities.

•	Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

•	If advertising registration certificates are not obtained for advertisements on our outdoor billboard or rapid transit networks, we may be subject to fines.

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Our outdoor billboards, light boxes and neon signs are subject to municipal zoning requirements, governmental approvals and administrative controls. If we are required to tear down our billboards, light boxes or neon signs as a result of these requirements, approvals or controls, our operations could be materially and adversely affected.

•	If we were deemed a “resident enterprise” by PRC tax authorities, we could be subject to tax on our global income and our non-PRC shareholders could be subject to certain PRC taxes.

•	Uncertainties with respect to the PRC legal system could adversely affect us.

•	We may be subject to, and may expend significant resources in defending against, government actions and civil suits based on the content and services we provide through our network.

•

Governmental control of currency conversion may materially and adversely affect the value of your investment. Substantial limitations may be imposed on the removal of funds from the PRC to the Company, or the infusion of funds by us to our subsidiaries and affiliates located in the PRC.

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PRC regulation of loans and direct investment by offshore holding companies to PRC entities may prevent us from making loans or capital contributions to our PRC operating subsidiaries and affiliated entities.

•	Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

•	Any health epidemics and other outbreaks, or war, acts of terrorism and other man -made or natural disasters could severely disrupt our business operations.

•	We are a Cayman Islands company and, because the rights of shareholders under Cayman Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

•	In the future, our Board of Directors may be subject to potential deadlock.

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As a foreign private issuer, we will be exempt from certain SEC requirements that provide stockholders with protections and information that must be made available to stockholders of U.S. public companies.

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Because we do not intend to pay dividends on our ordinary shares for the foreseeable future, stockholders will benefit from an investment in our ordinary shares only if those shares appreciate in value.

•

Voting control by executive officers, directors and other affiliates of the company may limit your ability to influence the outcome of director elections and other matters requiring shareholder approval.

•	The NYSE Amex may delist our securities from quotation on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

•	A significant number of shares are eligible for future sale by our stockholders and the sale of those shares could adversely affect the stock price.

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There is a risk that we could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the Business Combination, which could result in significantly greater U.S. federal income tax liability to us.

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There is a risk that we will be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. holders of ordinary shares or warrants of SearchMedia.

•	If you acquire (directly, indirectly, or constructively) 10% or more of our shares, you may be subject to taxation under the “controlled foreign corporation,” or CFC rules.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus or the documents incorporated herein by reference. This summary is not complete and does not contain all of the information you should consider prior to purchasing our securities. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in this prospectus, especially the section entitled “Risk Factors,” and the documents incorporated by reference into this prospectus. If you purchase our securities, you are assuming a high degree of risk.

This prospectus relates to the registration of 11,160,040 ordinary shares of SearchMedia Holdings Limited issuable upon the exercise of outstanding warrants, which includes ordinary shares issuable upon the exercise of Public Warrants, Insider Warrants, and Underwriter Warrants, each as defined below.

The public warrants were included in the 10,000,000 units that were offered by Ideation Acquisition Corp. (“Ideation”), the predecessor of SearchMedia Holdings, in Ideation’s initial public offering (“IPO”), which was completed on November 26, 2007. Each unit consisted of one share of Ideation common stock and one warrant exercisable for an additional share of common stock (the “Public Warrants”). Upon the completion of the Business Combination, the Public Warrants to purchase common stock of Ideation became Public Warrants to purchase ordinary shares of SearchMedia Holdings Limited. The Public Warrants have an exercise price of $6.00 per share and expire on November 19, 2012. Because Public Warrants exercisable for 1,739,960 ordinary shares were exercised or repurchased in 2010, the total number of ordinary shares issuable upon the exercise of the Public Warrants is 8,260,040.

In a private placement that occurred simultaneously with the consummation of the IPO, the initial stockholders of Ideation purchased warrants exercisable for 2,400,000 shares of Ideation common stock (the “Insider Warrants”). Upon the completion of the Business Combination, the Insider Warrants to purchase common stock of Ideation became Insider Warrants to purchase ordinary shares of SearchMedia Holdings Limited. The Insider Warrants have an exercise price of $6.00 per share and expire on November 19, 2012.

Upon the closing of the IPO, Ideation sold and issued an option for $100 to purchase up to 500,000 units, each unit consisting of one share of Ideation common stock and one warrant exercisable for an additional share of common stock, to the representatives of the underwriters in the IPO (the “Underwriter Warrants”). Upon completion of the Business Combination, the units consist of one ordinary share of SearchMedia Holdings and one warrant exercisable for an additional ordinary share of SearchMedia Holdings. As a result, upon the completion of the Business Combination, the Underwriter Warrants to purchase common stock of Ideation became Underwriter Warrants to purchase ordinary shares of SearchMedia Holdings Limited. The Underwriter Warrants have an exercise price of $7.00 per share and expire on November 19, 2012.

Upon the completion of the Business Combination, the Public Warrants, Insider Warrants, and Underwriter Warrants (collectively the “Warrants”) to purchase common stock of Ideation became Warrants to purchase ordinary shares of SearchMedia Holdings Limited.

The Company

SearchMedia Holdings Limited is a multi-platform media company operating primarily in the out-of-home advertising industry. Out-of-home advertising typically refers to advertising media in public places, such as billboards, in-elevator displays, street furniture and transit area displays. Our core outdoor billboard and in-elevator platforms are complemented by our transit advertising platform, which together enables us to provide multi-platform, “one-stop shop” services for our local, national and international clients.

Targeting the rapidly growing number of urban and increasingly affluent consumers in China, we deploy our advertising network across the following select media platforms:

•

Outdoor billboard platform. As of December 31, 2010, we operate a network of about 1,000 high-impact billboards in 15 cities, including Beijing, Hong Kong, Qingdao, Shanghai, Shenyang, Hangzhou, Shenzhen, Guangzhou, Chongqing and Chengdu. Our billboards are mostly large format billboards deployed in commercial centers and other desirable areas with heavy vehicle or foot traffic.

•

In-elevator platform. As of December 31, 2010, our network of about 150,000 printed and digital poster frames delivered targeted advertising messages inside elevators to captive audiences in high-rise residential and office buildings in 70 major cities in China. The in-elevator platform is characterized by its low cost structure and minimal capital requirements and targets the affluent urban population that is highly desired by advertisers.

•	Transit advertising platform. As of December 31, 2010, we act as an agency for a subway network in addition to a bus advertising network of 5,000 buses in Beijing.

Our multi-platform offerings are cross-marketed by a sales force located in 15 offices across China. Our advertising clients are from industries ranging from telecommunications, insurance and banking, to automobile, real estate, electronics and fast moving consumer goods.

Further details concerning our business, including information with respect to our assets, operations and development history, are provided in our Annual Report on Form 20–F filed on June 30, 2011, and the other documents incorporated by reference into this prospectus. See “Documents Incorporated by Reference.” You are encouraged to thoroughly review the documents incorporated by reference into this prospectus as they contain important information concerning our business and our prospects.

Our principal executive offices are located at Floor 13, Central Modern Building, 468 Xinhui Road, Shanghai, China 200060. Our telephone number is +86–21–6227-8018. We maintain an Internet website at www.searchmediaholdings.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

This prospectus is part of a registration statement on Form F–3 that we filed with the SEC to register 11,160,040 of our ordinary shares issuable upon the exercise of outstanding Public Warrants, Insider Warrants, and Underwriter Warrants.

The Offering

Ordinary Shares offered by us:	11,160,040 ordinary shares issuable upon exercise of outstanding warrants

Ordinary Shares before this offering as of August 29, 2011:	20,858,661

Ordinary Shares to be outstanding following this offering, assuming all warrants are exercised:	32,018,701

Use of Proceeds:	If all of the warrants are exercised at the current exercise price, we will receive proceeds of approximately $67 million. We currently intend to use these proceeds for general corporate purposes. See “Reasons for the Offer and Use of Proceeds” beginning on page 35.

Risk Factors:	See “Risk Factors” beginning on page 6 and the other information set forth in this prospectus for a discussion of factors you should consider before deciding to invest in our securities.

NYSE Amex Symbol:	IDI

RISK FACTORS

Investing in our securities has a high degree of risk. You should carefully consider the risks described below and other information included or incorporated by reference into this prospectus, including the financial statements and related notes, before deciding to invest in our securities. These risks should be considered in conjunction with any other information included or incorporated by reference herein, including in conjunction with forward–looking statements. If any of the following risks actually occurs, it could materially adversely affect our business, financial condition, operating results or prospects. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

Risks Relating to Our Warrants and this Offering

Our warrantholders may not be able to exercise their warrants, which may significantly reduce their economic value and create liability for us.

Holders of our warrants will be able to receive shares upon exercise of the warrants only if:

•	a current registration statement under the Securities Act relating to the ordinary shares underlying the warrants is then effective; and

•	such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside.

As of August 31, 2011, this registration statement on Form F-3 covering the shares underlying the warrants has not been declared effective. In addition, some states may not permit us to register the shares issuable upon exercise of our warrants for sale. The value of the warrants will be greatly reduced if this registration statement covering the shares issuable upon the exercise of the warrants is not declared effective or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. We have agreed to qualify for sale the ordinary shares underlying our warrants in each state in which the units issued in the Ideation IPO were initially offered. However we did not agree to qualify such securities in any other state. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised, which could result in the filing of claims against and other losses for us.

Our management will have broad discretion in allocating the net proceeds that we receive from the exercise of the warrants, if any, and may use the proceeds in ways in which you disagree.

Our management has significant flexibility in applying the net proceeds that we may receive from the exercise of the warrants, if any. Because such proceeds are not required to be allocated to any specific investment or transaction, and therefore you cannot determine at this time the value or propriety of our application of those proceeds, you and other stockholders may not agree with our decisions. In addition, our use of the proceeds from this offering may not yield a significant return or any return at all for our stockholders. The failure by our management to apply these funds effectively could have a material adverse effect on our business, results of operations or financial condition. See “Reasons for the Offer and Use of Proceeds” for a further description of how management intends to apply the proceeds from this offering.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to the warrantholders, preventing such holders from realizing the potential economic value of their warrants.

Subject to there being a current prospectus under the Securities Act, we may redeem all of the currently outstanding warrants at any time after they become exercisable at a price of $0.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sale price of our ordinary shares equals or exceeds $11.50 per share for any 20 trading days within a 30-trading-day period ending three business days before we send the notice of redemption. Calling all of such warrants for redemption could force the warrantholders to:

•	exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;

•	sell the warrants at the then-current market price when they might otherwise wish to hold the warrants; or

•	accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Risk Related to Our Business and Operations

There is substantial doubt as to our ability to continue as a going concern, which could adversely affect our ability to meet our ongoing financing needs as well as to obtain third party financing.

As indicated in the report on our financial statements issued by our auditors, Marcum Bernstein & Pinchuk LLP, there is “substantial doubt” about our ability to continue as a going concern. As of December 31, 2010 our current liabilities exceeded our current assets by $39.4 million and our net shareholders’ equity was $0.5 million. Our cash and cash equivalent as of December 31, 2010 was $7.6 million. We cannot assure you that our business will generate sufficient cash flow from operations in the future to service our debts and make necessary capital expenditures, in which case we may (i) seek additional financing, (ii) dispose of certain assets or (iii) seek to refinance some or all of our debts. We are also taking a number of other actions to address the issue, including amendment of earn-out agreements which provides for extension of the payment time period, seeking funding from existing shareholders and adopting other cost-saving strategies. We cannot assure you that any of the alternatives above can be implemented on satisfactory terms, if at all. The inclusion of the substantial doubt language in the audit report about our ability to continue as a going concern could affect our ability to obtain financing from third parties or could result in increased costs of such financing.

We may not have sufficient liquidity to pay earn-out payments when they come due, which could materially and adversely affect our operations.

We are obligated to pay earn-out payments over the next two to three years in connection with our acquisitions of a number of advertising businesses. We estimate that $29.0 million is payable within the next twelve months from the date of our Annual Report on Form 20-F filed with the SEC on June 30, 2011 and $10.2 million is payable after the next twelve months. We also estimate that more than 50% of the earn-out payable is payable in stock.

Based on the current cash position and forecast for the rest of the payment period we believe that we currently do not have sufficient capital to pay the required cash earn-out payments over the next twelve months. In addition, due to a variety of factors which cannot presently be ascertained, including without limitation, the amount of working capital that we have available, and the financial performance of both the company and the acquired companies entitled to receive an earn-out payment, there can be no assurance that we will have sufficient liquidity to meet our long-term earn-out obligations. If such failure cannot be remedied through renegotiation of the terms of such earn-outs with the acquiring companies or the raising of the required proceeds on reasonable terms, our operations are likely to be adversely and materially impacted.

We have a history of significant operating losses and our future revenue and operating profitability are uncertain.

We recorded a net loss of $46.6 million for the year ended December 31, 2010 and we ended the year with an accumulated deficit of $122.2 million. In addition, we recorded a net loss of approximately $22.6 million for the year ended December 31, 2009. Loss from operations reduced from $7.5 million in 2009 to $4.2 million in 2010. The greater net loss in 2010 was due to impairment charges which were non-cash. We may continue to incur operating losses for the foreseeable future, and such losses may be substantial. We will need to increase revenue in order to generate sustainable operating profit. Given our history of operating losses, we cannot be certain that we will be able to achieve operating profitability on an annual basis. Our failure to achieve profitability could adversely affect the trading price of our ordinary shares and our ability to raise additional capital.

We have identified material weaknesses in our internal control over financial reporting and we have had to restate our historical financial statements.

In August 2010, we announced that we would restate the financial statements of SearchMedia International as of and for the year ended December 31, 2008, to, among other things, correct an overstatement of revenue $47.0 million in 2008.

We restated our financial statements for the year ended December 31, 2008, which was filed in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on November 1, 2010.

After the Business Combination and in connection with our preparation of the Annual Report on Form 10-K filed November 1, 2010, we identified accounting irregularities and potential financial and operational improprieties, relating to transactions and financial reporting matters that occurred under the management of SearchMedia International before the Business Combination, which were not previously identified as a result of material weaknesses in our internal control over financial reporting. These material weaknesses relate to, among other things: (i) recording of various erroneous transactions by certain employees; (ii) recording of certain assets and other accounting irregularities related to acquisitions; (iii) diligence and approval of questionable transactions; and (iv) confirmation of payments related to acquisitions.

We have implemented and we plan to further implement steps to address these material weaknesses and improve our internal control over financial reporting. However, the implementation of these measures may not fully address these control weaknesses, and to date these control weaknesses have not been remediated in full. If we fail to implement and maintain the adequate internal control procedures in a timely manner, we may not be able to conclude that we have effective internal control over financial reporting. Furthermore, we cannot be certain we will effectively remediate our control weaknesses or that restatements will not occur in the future. The preparation and filing of restatements could create a significant strain on our internal resources and cause delays in our filing of quarterly or annual financial results, increase our financial accounting and related costs, and divert management’s attention from the operation of our business.

We are subject to ongoing securities litigation and a government inquiry in the United States.

We and certain of our current and former directors and executive officers are defendants in a federal securities class action in the United States. The amended complaint alleges that the defendants violated Sections 10(b), 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rules 10b-5 and 14a-9 thereunder by making false and misleading statements regarding our acquisition of SearchMedia International and by overstating SearchMedia International’s financial results during the period April 1, 2009 through August 20, 2010 (“Proposed Class Period”). On August 8, 2011, the court granted in part and denied in part a motion filed by the Company and certain of its co-defendants to dismiss the claims asserted against them. The plaintiffs are proceeding as to all claims that were not dismissed.

In addition, we have been notified that the U.S. Securities and Exchange Commission, Los Angeles Regional Office, is conducting a formal investigation regarding the issues that are the subject of our restatement of financial results announced on August 20, 2010. We are cooperating fully with the SEC during this investigation process. We cannot predict the cost or potential liabilities associated with responding to the SEC investigation or any related investigations or litigation that may arise from the matters under inquiry.

We have notified our insurance carriers of these matters. One carrier, which issued a directors’ and officers’ liability policy that applies to part of the Proposed Class Period, has informed the Company that it formed the view that its policy does not provide coverage for these matters. Accordingly, there can be no assurance that our insurance carriers will cover all or part of the defense costs, or any liabilities that may arise from these matters. Litigation and regulatory actions or proceedings can be time consuming and expensive, and could divert management time and attention from our business, which could have a material adverse effect on our revenues and results of operations. We also may be subject to claims for indemnification related to these matters, and we cannot predict the impact that indemnification claims may have on our business or financial results. Finally, we cannot provide any assurance that the final outcome of these matters will not have a material adverse effect on our business, results of operations, or financial condition.

Deterioration of economic conditions and a resulting decrease in demand for advertising services would materially and adversely affect our financial condition and results of operations and limit our growth prospects.

Demand for our advertising services, and the resulting advertising spending by our clients on our network, is affected significantly by prevailing economic conditions. The current economic downturns in global markets have impacted, and are expected to further impact, materially and adversely, the advertising spending of our existing and potential multinational clients and, as the crisis spreads to China, the advertising spending of our existing and potential domestic clients. With a severe decline in economic conditions, clients who would normally spend on a broad range of traditional and new media may curtail their overall spending or concentrate their advertising spending on one medium. As we derive most of our revenues from our billboard and in-elevator advertising networks, a decrease in demand for advertising media in general and for our advertising media or advertising networks in particular would materially and adversely affect our financial condition and results of operations and limit our growth prospects. In addition, our clients who are adversely affected by the worsened economic conditions may delay paying the advertising fees to us, which would adversely affect our liquidity and results of operations.

A business strategy of making acquisitions subjects us to all of the risks inherent in identifying, acquiring and operating newly acquired businesses.

Our growth strategy includes acquiring new businesses to complement and expand our existing operations. In the future, we may continue to make acquisitions of, or investments in, businesses that we believe could complement or expand our current business or offer growth opportunities. To that end, we may spend significant management time and resources in analyzing and negotiating acquisitions or investments that are not consummated. The ongoing process of integrating these businesses is distracting, time consuming, expensive, and requires continuous optimization and allocation of resources. Additionally, if we use stock as consideration, this would have a dilutive effect on existing stockholders. If we use cash, this would reduce our liquidity and impact our financial flexibility. We may seek debt financing for particular acquisitions, which may not be available on commercially reasonable terms, or at all. We face all the risks associated with a business acquisition strategy, including, but not limited to:

•	the potential disruption of our existing businesses, including the diversion of management attention and the redeployment of resources;

•	entering new markets or industries in which we have limited prior experience;

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failure to identify in due diligence key issues specific to the businesses we seek to acquire or the industries or other environments in which they operate, or, failure to protect against contingent liabilities arising from those issues;

•	unforeseen or hidden liabilities;

•	difficulties in integrating, aligning and coordinating organizations which will likely be geographically separated and may involve diverse business operations and corporate cultures;

•	difficulties in integrating and retaining key management, sales, research and development, production and other personnel;

•	potential loss of key employees, clients or distribution partners of the acquired businesses;

•	difficulties in incorporating the acquired business into our organization;

•	the potential loss of customers, distributors or suppliers;

•	adverse effects on our existing business relationships with our advertisers;

•	difficulties in integrating or expanding information technology systems and other business processes to accommodate the acquired businesses;

•	risks associated with integrating financial reporting and internal control systems;

•	the potential for future impairments of goodwill if the acquired business does not perform as expected;

•	the inability to obtain necessary government approvals for the acquisition, if any; and

•	successfully operating the acquired business.

If we cannot overcome these challenges, we may not realize actual benefits from past and future acquisitions, which will impair our overall business results. If we complete an investment or acquisition, we may not realize the anticipated benefits from the transaction.

Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and growth potential.

We experienced rapid expansion in recent years, which resulted, and will continue to result, in substantial demand on our management resources. To manage our growth, we must develop and improve our existing administrative and operational systems and our financial and management controls, and further expand, train and manage our work force. We also need to incur substantial costs and spend substantial resources in connection with these efforts. We may not have the resources to revamp our systems and controls, recruit or train our personnel, or afford to incur the costs and expenses in order to successfully manage our growth. Failure to manage our growth may materially and adversely affect our business and growth potential.

Future charges due to possible impairments of acquired assets may have a material adverse effect on our financial condition and results of operations.

A portion of our assets is comprised of goodwill and other intangible assets, which may be subject to future impairment that would result in financial statement write-offs. Goodwill and other intangible assets represent approximately 57.5% of our total assets at December 31, 2010. If there is a material change in our business operations or prospects, the value of the intangible assets we have acquired or may acquire in the future could decrease significantly. On an ongoing basis and at least annually, we will evaluate, partially based on discounted expected future cash flows, whether the carrying value of such intangible assets may no longer be recoverable, in which case a charge to earnings may be necessary. Any future determination requiring the write-off of a significant portion of unamortized intangible assets, although not requiring any additional cash outlay, could have a material adverse effect on our financial condition, results of operations and stock price.

We face significant competition for advertising spending from operators of new and traditional advertising networks. If we cannot successfully compete, our results of operations would be materially and adversely affected.

We face competition for general advertising spending from operators of many other forms of advertising networks, such as television, print media, Internet and other types of out-of-home advertising.

Our success depends on the continuing and increased interest of advertising clients and agencies in in-elevator, outdoor billboard, transit advertising as components of their advertising strategies. Advertisers may elect not to use our services if they believe that the viewing public is not receptive to advertising platforms we offer or that these platforms do not provide sufficient value as effective advertising mediums. If we cannot successfully compete for advertising spending against traditional, Internet and other types of out-of-home advertising, we will be unable to generate sufficient revenues and cash flows to operate our business, and our results of operations could be materially and adversely affected.

For in-elevator and billboard advertising spending, we face competition from different players across different platforms and in different cities where we operate. For our in-elevator advertising platform, we compete primarily against large regional operators and other nationwide operators some of which have substantially more financial resources than we have. For our billboard advertising platform, we compete against mostly local or regional outdoor billboard owners and operators, as the outdoor billboard market in China is largely fragmented. For our transit advertising platform, we compete against other seasoned operators. We compete for advertising spending on these platforms generally on the basis of network coverage, service quality and brand name. If we cannot compete successfully for advertising spending on these platforms, our market share and our results of operations would suffer.

We have a limited operating history which may make it difficult for you to evaluate our business and prospects.

SearchMedia International entered the out-of-home advertising market in 2005. We have been a public company since 2009. Accordingly, we have a limited operating history for our current operations upon which you can evaluate the viability and sustainability of our business and our acceptance by advertisers.

If we fail to develop and maintain relationships with site owners, managers and sublessors that provide us access to desirable locations and network platforms, our growth potential and our business could be harmed.

Our ability to generate revenues from advertising sales depends largely on our ability to provide a large network of our media products across media platforms at desirable locations. The effectiveness of our network also depends on the cooperation of site owners and managers to allow us to install the desired types of frames at the desired spots on their properties and, for in-elevator advertising, to keep the elevators in operation and accessible to the viewing public. To address these needs, we must develop and maintain business relationships with site managers and owners and, for a portion of our network, sublessors that consist primarily of advertising companies. Since the ownership of residential and office buildings are fragmented, maintaining these relationships requires considerable operational resources in terms of contract management and site development and maintenance personnel. If we fail to devote the necessary resources to maintaining these relationships or if we fail to perform our obligations under the existing leases, these lessors and sublessors may terminate their leases with us or not renew them upon expiration. In some cases, we have not maintained good relations and some of our leases have been terminated or may be terminated in the future. As there is a limited supply of billboards at desirable locations and a limited number of subway stations, the termination of a significant number of the leases for billboards and light boxes at subway stations could harm our multi-platform growth and operation strategies and our business and prospects could suffer as a result.

Failures to obtain site owners’ consents or objections from site owners to the installations of our media products could lead to termination of our contracts or installations, which would harm our results of operations.

PRC real estate laws and regulations require that we obtain prior consent of site owners and managers for any commercial use of public areas or facilities of residential properties. We generally enter into display placement agreements with site managers. To comply with PRC real estate laws and regulations, we also need to obtain or urge site managers to obtain prior consent of site owners committees or site owners. In some circumstances, it is difficult to locate site owners. If we enter into an agreement for display placement with a site manager without the consent from the relevant site owners, we could be subject to fines of up to RMB0.2 million (approximately $29,000) for each site and be required to remove our advertising posters from the affected building. In addition, site owners who object to the installation of poster frames in their buildings may cause site managers to terminate or fail to renew site contracts with us, which would harm our results of operations.

If we are unable to obtain or retain desirable placement locations for our advertising poster frames and outdoor billboards on commercially advantageous terms, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.

Our cost of revenues consists primarily of operating lease cost of advertising space for displaying advertisements, depreciation of advertisement display equipment, amortization of intangible assets relating to lease agreements and direct staff and material costs associated with production and installation of advertisement content. Our operating lease cost represents a significant portion of our cost of revenues. In 2009 and 2010, our operating lease cost accounted for 84.4% and 91.4%, respectively, of our cost of revenues and 62.0% and 64.3% respectively, of our total revenues. In the future, we may need to pay higher amounts in order to renew existing leases, obtain new and desirable locations, or secure exclusivity and other favorable terms. If we are unable to secure commercially advantageous terms or pass increased location costs onto our advertising clients through rate increases, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.

The shareholders of Jingli Shanghai may have potential conflicts of interest with us.

The shareholders of Jingli Shanghai are also the founders and shareholders of the Company. Conflicts of interests between their dual roles as shareholders of both Jingli Shanghai and the Company may arise. We cannot assure you that when conflicts of interest arise, any or all of these individuals will act in the best interests of the Company or that any conflict of interest will be resolved in our favor. In addition, these individuals may breach or cause Jingli Shanghai to breach or refuse to renew the existing contractual arrangements that allow us to effectively control Jingli Shanghai and receive economic benefits from it. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of Jingli Shanghai, we would have to rely on legal proceedings, the outcome of which is uncertain and could be disruptive to our business.

Our business depends substantially on the continuing efforts of our senior executives, and our business may be severely disrupted if we lose their services.

Our future success depends heavily on the continued services of our senior executives and other key employees, their industry expertise, their experience in business operations and sales and marketing, and their working relationships with our advertising clients as well as the site owners, property developers, property management companies, homeowner associations and relevant government authorities that affect the site contracts with us.

We do not have a long history of working with some of these senior executives and key employees. If one or more of our senior executives were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all. If any of our senior executives join a competitor or forms a competing company, we may lose clients, site contracts, key professionals and staff members. We have entered into an employment agreement with each of our executive officers, which agreement contains non-competition provisions. However, if a dispute arises between us and our executive officers, there is no assurance that any of these agreements could be enforced, or to what extent they could be enforced, in China, in light of the uncertainties with China’s legal system.

If we are unable to adapt to changing advertising trends of advertisers and consumers, we will not be able to compete effectively and we will be unable to increase or maintain our revenues, which may materially and adversely affect our business prospects and revenues.

The competitive market for out-of-home advertising requires us to continuously identify new advertising trends of advertisers and consumers. In response to these new advertising trends, we may need to quickly develop and adopt new formats, features and enhancements for our advertising network and/or cost-effectively expand into additional advertising media and platforms beyond in-elevator, billboards, and transit platform advertising. We may be required to incur, but may not have the financial resources necessary to fund, development and acquisition costs in order to keep pace with new advertising trends. If we fail to identify or respond adequately to these changing advertising trends, demand for our advertising network and services may decrease and we may not be able to compete effectively or attract advertising clients, which would have a material and adverse effect on our business prospects and revenues.

Our growth could suffer if we fail to expand our media networks to include new media offerings, media platforms or enter into new markets.

Currently, our network primarily consists of in-elevator, outdoor billboard and transit advertising. Our growth strategy includes broadening our service offerings and possibly entering into new advertising markets. It is difficult to predict whether consumers and advertising clients will accept our entry into new media markets or accept the new media products or platforms we may offer. It is also difficult to predict whether we will be able to generate sufficient revenues to offset the costs of entering into these new markets or introducing these new products or new media platforms. We may also have limited or no prior experience working with these new products, platforms or markets. If we fail to expand our media network to include new media products, platforms or markets, our growth could suffer as a result.

If site managers or owners shut down our displays for site maintenance or other reasons, our business could be adversely affected.

Under certain site leasing contracts we entered into with site managers or owners, site managers or owners have the right to shut down our displays with prior written notice if they need to inspect or maintain the sites where we have installed advertising displays, or for other reasons such as facility reconstruction. However, under our contracts with our advertising clients, if these displays are shut down for an extended period of time, we are required to substitute these suspended displays with alternative displays. If we cannot reach an agreement with our clients on the alternative displays, we could be required to refund the advertising fees paid by these clients. If a substantial number of our displays are shut down by site managers within a short time period, we may not be able to locate alternative display locations and may incur substantial remedial costs. Our relationships with our advertising clients could also suffer and our financial results could be adversely affected.

Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

We regard our copyrights, trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of the intellectual property used in our business may adversely affect our business and reputation. We have historically relied on a combination of trademark and copyright law, trade secret protection and restrictions on disclosure to protect our intellectual property rights. We have entered into confidentiality agreements with all our employees. We cannot assure you that these confidentiality agreements will not be breached, or that we will have adequate remedies for any breach.

We are still in the process of registering in China the “SearchMedia” trademark and logo used in our business. We cannot assure you that our trademark application will ultimately proceed to registration or will result in registration with scope adequate for our business. Some of our pending applications or registration may be successfully challenged or invalidated by others. If our trademark application is not successful, we may have to use different marks for affected services or technologies, or enter into arrangements with any third parties who may have prior registrations, applications or rights, which might not be available on commercially reasonable terms, if at all.

In addition, monitoring and preventing unauthorized use of our trademarks and other intellectual property is difficult and expensive, and litigation may be necessary in the future to enforce our intellectual property rights. Future litigation could result in substantial costs and diversion of our resources, and could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations.

We rely on computer software and hardware systems in managing our operations; any failure in these systems could adversely affect our business, financial condition and results of operations.

We are dependent upon our computer software and hardware systems in supporting the sales, scheduling and maintenance of our network. In addition, we rely on our computer hardware for the storage and delivery of the data on our network. Any system failure which causes interruptions to the input and retrieval of data or increases our service time could disrupt our normal network operations. In addition, computer hackers infecting our network with viruses could cause our network to become unavailable. Although we believe that our disaster recovery plan is adequate to handle the failure of our computer software and hardware systems, we cannot assure you that we will be able to effectively carry out this disaster recovery plan or that we would be able to restore our network operations fast enough to avoid a significant disruption to our business. Any failure in our computer software and/or hardware systems could decrease our revenues and harm our relationships with advertisers and target audiences, which in turn could have a material adverse effect on our business, financial condition and results of operations.

We have no business liability, disruption or litigation insurance, and we could incur substantial costs if our business is disrupted due to natural disasters, litigation or other business interruptions.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products and do not, to our knowledge, offer business liability insurance. While business disruption insurance is available to a limited extent in China, we have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability or disruption coverage for our operations in China. All industries are subject to legal claims. As a public company, we are particularly susceptible to securities and derivative lawsuits. These claims may be costly to defend and divert the attention of our management and our resources in general. Defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal claim or proceeding could have a material effect on our business, financial condition, results of operations or cash flows. Any business disruption or litigation may result in our incurring substantial costs and the diversion of resources.

Our operating results are difficult to predict and may fluctuate from period to period.

Our operating results are difficult to predict and may fluctuate from period to period. Factors that are likely to cause our operating results to fluctuate include:

•	our ability to maintain and increase sales to existing advertising clients, attract new advertising clients and satisfy our clients’ demands;

•	the frequency of our clients’ advertisements on our network;

•	remaining competitive with the pricing strategies of our competitors;

•	effects of strategic alliances, potential acquisitions and other business combinations, and our ability to successfully and timely integrate alliances or acquired businesses into our business;

•	changes in government regulations in relation to the advertising industry;

•	lower advertising spending immediately following a major holiday season in China; and

•	economic and geopolitical conditions in China and elsewhere.

Many of the factors discussed above are beyond our control, making our results difficult to predict from period to period. Although we did not experience significant seasonality in our business, except for generally lower sales in periods immediately following major holiday seasons historically, you should not rely on our operating results for prior periods as an indication of our future results. If our revenues for a particular period are lower than expected, we may be unable to reduce our operating expenses for that period by a corresponding amount, which would harm our operating results for that period relative to our operating results from other periods.

Risks Relating to Doing Business in the People’s Republic of China

If the PRC government determines that the contractual arrangements that establish the structure for operating our China business do not comply with applicable PRC laws and regulations, we could be subject to severe penalties.

Applicable PRC laws and regulations currently require any foreign entities that invest in the advertising services industry in China to have at least two years of direct operations in the advertising industry outside of China. We are a Cayman Islands corporation and a foreign legal person under Chinese laws. Before we acquired 100% of the equity interests of Ad-Icon in 2008, we had not directly operated an advertising business outside of China and thus could not qualify for the requirement of minimum two years experience outside China under PRC regulations. Accordingly, our subsidiary, Jieli Consulting, is currently ineligible to apply for the required business license for providing advertising services in China. Therefore, we entered into contractual arrangements with our consolidated variable interest entity in China, Jingli Shanghai, and prior to formation of Jingli Shanghai, we operated our advertising business through Shanghai Sige Advertising and Media Co., Ltd., or Sige, Shenzhen Dale Advertising Co., Ltd., or Dale and Beijing Conghui Advertising Co., Ltd., or Conghui. Jingli Shanghai is currently owned by two PRC citizens, Ms. Qinying Liu and Ms. Le Yang, and holds the requisite business license to provide advertising services in China. Jingli Shanghai and its subsidiaries directly operate a portion of our advertising network, enter into display placement agreements and sell advertising spaces to our clients with respect to certain of our operating subsidiaries. In 2010, Ad-Icon Shanghai, a wholly-owned subsidiary of Ad-Icon, acquired some of Jingli Shanghai’s subsidiaries and operates advertising business through such subsidiaries. Before the remaining subsidiaries of Jingli Shanghai are acquired by Ad-Icon Shanghai, we are expected to continue to be dependent on Jingli Shanghai and its subsidiaries to operate a portion of our advertising business. We do not have any equity interest in Jingli Shanghai but receive the economic benefits and assume the economic risks of it through various contractual arrangements and certain corporate governance and shareholder rights arrangements. In addition, we have entered into agreements with Jingli Shanghai and each of the shareholders of Jingli Shanghai which allow us to exert control over Jingli Shanghai.

If we, Jieli Consulting, Jieli Network, Jingli Shanghai or any of our future PRC subsidiaries are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the State Administration for Industry and Commerce, or SAIC, which regulates advertising companies, would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of Jingli Shanghai or our PRC subsidiary and other affiliated entities, if any;

•	discontinuing or restricting the operations of any transactions among our PRC subsidiary, Jingli Shanghai and its shareholders;

•	imposing fines, confiscating the income of Jingli Shanghai or our income, or imposing other requirements with which we or our PRC subsidiary and affiliated entities may not be able to comply;

•	requiring us or our PRC subsidiary and affiliated entities to restructure our ownership structure or operations; or

•	restricting or prohibiting our use of the proceeds of the Business Combination to finance our business and operations in China.

The imposition of any of these penalties could result in a material and adverse effect on our ability to conduct our business, and our financial condition and results of operations.

We rely on contractual arrangements with Jingli Shanghai and its shareholders for our China operations, which may not be as effective in providing operational control as would be the case through ownership of a controlling equity interest in such operating entities.

In April 2008, we acquired 100% of the equity interest in Ad-Icon, a Hong Kong company, which operates an outdoor billboard advertising business. In December 2009, Ad-Icon established Ad-Icon Shanghai in China. In 2010, Ad-Icon Shanghai acquired most of the subsidiaries of Jingli Shanghai, but as of August 29, 2011, Ad-Icon Shanghai had not acquired all remaining subsidiaries of Jingli Shanghai. We have relied and expect to continue to rely on contractual arrangements with Jingli Shanghai and its shareholders to operate a portion of our business in China before we complete the acquisition of all subsidiaries of Jingli Shanghai. For a description of these contractual arrangements, see “Information on the Company —Organizational Structure — Contractual Arrangements with Jingli Shanghai and its Shareholders” in our Annual Report on Form 20-F for the year ended December 31, 2010. These contractual arrangements include an equity pledge agreement, under which the shareholders of Jingli Shanghai pledged their equity interests in Jingli Shanghai to Jieli Consulting. Such pledge was duly created by recording the pledge on Jingli Shanghai’s register of shareholders in accordance with the PRC Collateral Law. According to the PRC Property Rights Law, effective as of October 1, 2007, the pledge needs to be registered with the relevant local branch of the Shanghai Administration of Industry and Commerce. Jingli Shanghai successfully registered the pledge with the Shanghai Administration of Industry and Commerce Chongming Sub-bureau on February 2, 2009. These contractual arrangements may not be as effective as ownership of a controlling equity interest would be in providing us with control over Jingli Shanghai. Under the current contractual arrangements, as a legal matter, if Jingli Shanghai or any of its shareholders fails to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective. For example, if the shareholders of Jingli Shanghai were to refuse to transfer their equity interests in Jingli Shanghai to us or our designee when we exercise the call option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith towards us, we may have to take legal action to compel them to perform their contractual obligations. In addition, we may not be able to renew these contracts with Jingli Shanghai and/or its shareholders.

In addition, if Jingli Shanghai or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If Jingli Shanghai undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business and our ability to generate revenue.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our affiliated entity, and our ability to conduct our business may be materially and negatively affected.

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our business operations are conducted in China. Accordingly, our business, results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. While some of these measures may benefit the overall PRC economy, they may also have a negative effect on us. For example, our business, financial condition and results of operations may be adversely affected by changes in tax regulations or government’s control over capital investments and foreign currencies. As the PRC economy is increasingly linked to the global economy, it is affected in various respects by downturns and recessions of major economies around the world, such as the recent financial and economic crises. Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways. Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of investments and expenditures in China, which in turn could lead to a reduction in demand for our services and products and consequently have a material adverse effect on our business and prospects. The various economic and policy measures enacted by the PRC government to forestall economic downturns or shore up the PRC economy may not succeed and our business could be negatively affected as a result.

If advertising registration certificates are not obtained for advertisements on our outdoor billboard or rapid transit networks, we may be subject to fines.

On May 22, 2006, the SAIC amended the Provisions on the Registration Administration of Outdoor Advertisements, or the new outdoor advertisement provisions. Pursuant to the new outdoor advertisement provisions, advertisements placed on posters, digital displays, light boxes, neon lights via outdoor premises, space, facilities, as well as those placed in rapid transit stations are treated as outdoor advertisements and must be registered in accordance with the local SAIC by “advertising distributors” and advertising registration certificates must be obtained. After review and examination, if an application complies with the requirements, the local SAIC will issue an Outdoor Advertising Registration Certificate for such advertisement. The content, format, specifications, periods and locations of dissemination of the outdoor advertisement must be submitted for filing with the local SAIC.

We require advertisers to apply for and obtain the registration certificates for their advertisements. If an advertiser displays an advertisement without the requisite registration, the relevant local SAICs may require us to disgorge advertising revenues or may impose fines on us.

Our outdoor billboards, light boxes and neon signs are subject to municipal zoning requirements, governmental approvals and administrative controls. If we are required to tear down our billboards, light boxes or neon signs as a result of these requirements, approvals or controls, our operations could be materially and adversely affected.

Our billboards, light boxes and neon signs are subject to local regulations which may impose detailed requirements regarding municipal zoning requirements and governmental approvals. Each outdoor placement and installation may require a license with specific terms of use. If we, or our lessors or sublessors, violate the terms of the license for the relevant placement and installation for a billboard, light box or neon sign, we could be required to tear it down. We may also be required to tear it down as result of change of municipal zoning requirements or actions taken by local authorities for city beautification, clean-up or other purposes. If we lose a significant number of billboards, light boxes and/or neon signs as a result, our business operations would be materially and adversely impacted. Moreover, if we are unable to perform our advertising contracts as a result of these losses, we may incur remedial costs and our relationships with our advertising clients and financial results could be harmed as a result.

If we were deemed a “resident enterprise” by PRC tax authorities, we could be subject to tax on our global income and our non-PRC shareholders could be subject to certain PRC taxes.

Under the New PRC Enterprise Tax law effective January 1, 2008, or the EIT law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” and will be subject to the EIT at the rate of 25% on its global income. The implementing rules of the EIT law define “de facto management” as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. The State Tax Administration issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals, like our company, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. If we were to be considered a “resident enterprise” by the PRC tax authorities, our global income would be subject to tax under the EIT law at the rate of 25% and, to the extent we were to generate substantial amount of income outside of PRC in the future, we would be subject to additional taxes. In addition, if we were to be considered a “resident enterprise,” the dividends we pay to our non-PRC enterprise shareholders would be subject to withholding tax and our non-PRC enterprise shareholders would be subject to a 10% income tax on any gains they would realize from the transfer of their shares, if such income were sourced from within the PRC.

As of August 29, 2011, no final interpretations on the implementation of the “resident enterprise” designation are available for companies such as ours. Moreover, any such designation, when made by PRC tax authorities, will be determined based on the facts and circumstances of individual cases. As a result, we cannot currently determine the likelihood of the Company being designated a “resident enterprise”.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our subsidiaries and affiliated entities in China. Our operations in China are governed by PRC laws and regulations. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after a violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We may be subject to, and may expend significant resources in defending against, government actions and civil suits based on the content and services we provide through our network.

PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as ours, to ensure that the content of the advertisements they prepare or distribute are fair and accurate and are in full compliance with applicable law. Violations of these laws or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In cases involving serious violations, the PRC government may revoke an offender’s license for advertising business operations.

As an operator of an advertising medium, we are obligated under PRC law to monitor the advertising content displayed on our network for compliance with applicable law. Although the advertisements displayed on our network may have been previously displayed over public media, we may be required to separately and independently vet these advertisements for content compliance before displaying them on our networks. In addition, for advertising content related to certain types of products and services, such as alcohol, cosmetics, pharmaceuticals and medical procedures, we are required to confirm that the advertisers have obtained requisite government approvals including the advertiser’s operating qualifications, proof of quality inspection of the advertised products, government pre-approval of the contents of the advertisement and filings with the local authorities. Previously, we did not strictly abide by these requirements. We have remedied this noncompliance and have, among other things, employed qualified advertising inspectors who are trained to review advertising content for compliance with relevant PRC laws and regulations. However, there can be no assurances that we will not be penalized for our past noncompliance or that each advertisement provided by an advertising client is in compliance with relevant PRC advertising laws and regulations or that the supporting documentation and government approvals provided by our advertising clients are accurate and complete.

Moreover, civil claims may be filed against us for fraud, defamation, subversion, negligence, copyright or trademark infringement or other violations due to the nature and content of the information displayed on our network. If consumers find the content displayed on our network to be offensive, site managers and owners may seek to hold us responsible for any consumer claims against them or may terminate their relationships with us.

In addition, if the security of our content management system is breached and unauthorized images or text are displayed on our network, viewers or the PRC government may find these images or text to be offensive, which may subject us to civil liability or government censure, and harm our reputation. If our viewers do not believe our content is reliable and accurate, our business model may become less appealing to them and our advertising clients may be less willing to place advertisements on our network. Government censure, investigation or any other government action, or any civil suits against us could divert management time and resources and could have a material and adverse effect on our business, results of operations and financial condition.

Governmental control of currency conversion may materially and adversely affect the value of your investment. Substantial limitations may be imposed on the removal of funds from the PRC to the Company, or the infusion of funds by us to our subsidiaries and affiliates located in the PRC.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiaries.

Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our parent, the Company. As dividends from Chinese operations will be the primary source of revenue production for us, failure to be able to receive such dividends could materially and adversely impact the value of your Company shares and could make it impossible for us to meet our cash flow requirements.

On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or Circular No. 142. Pursuant to Circular No. 142, the RMB fund from the settlement of foreign currency capital of a foreign-invested enterprise must be used within the business scope as approved by the examination and approval department of the government, and cannot be used for domestic equity investment unless it is otherwise provided for Documents certifying the purposes of the RMB fund from the settlement of foreign currency capital including a business contract must also be submitted for the settlement of the foreign currency. We used to provide loans to Jingli Shanghai in RMB settled from foreign currency capital of Jieli Consulting and Jieli Network. With the strengthened administration on settlement of foreign currency, these previous loan arrangements may no longer be feasible. If the foreign exchange control system prevents Jingli Shanghai from obtaining sufficient RMB to satisfy its currency demands, the operation of the Company may be materially and adversely affected.

Our subsidiary in Hong Kong, Ad-Icon Company Limited, on December 11, 2009, established Ad-Icon Advertising (Shanghai) Co., Ltd., a wholly-owned subsidiary in China, which is permitted to operate advertising business in China. Through Ad-Icon Shanghai, we can enter into advertising contracts directly with clients and submit those contracts for the purpose of settling foreign currencies. In the meantime, we can submit the business contracts between Jieli Consulting/Jieli Network and Jingli Shanghai for the purpose of settling foreign currencies. According to our PRC counsel to the Company, both alternatives are permissible under PRC laws.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may prevent us from making loans or capital contributions to our PRC operating subsidiaries and affiliated entities.

As an offshore holding company of our PRC operating subsidiaries and affiliates, any loans by us to our PRC subsidiaries or consolidated PRC affiliates are subject to PRC regulations and approvals. For example:

•

loans by us to our wholly-owned subsidiaries in China, each of which is a foreign-invested enterprise, to finance the activities cannot exceed statutory limits and must be registered with SAFE, or its local counterpart; and

•	loans by us to Jingli Shanghai, which is a domestic PRC entity, may require the approval from the relevant government authorities or registration with SAFE or its local counterpart.

We may also decide to finance our wholly-owned subsidiaries by means of capital contributions. These capital contributions must be approved by the PRC Ministry of Commerce or its local counterpart. Because Jingli Shanghai is a domestic PRC entity, we are not likely to finance our activities by means of capital contributions due to regulatory issues relating to foreign investment in domestic PRC entities, as well as the licensing and other regulatory issues discussed in the

“Business — Regulatory Matters” section of our Annual Report on Form 20-F for the year ended December 31, 2010. There can be no assurances that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our subsidiaries or Jingli Shanghai. If we fail to receive such registrations or approvals, our ability to capitalize our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. As a result of this policy change, Chinese RMB appreciated approximately 6.4%, less than 1.0% and 3.0% against the U.S. dollar in 2008, 2009 and 2010, respectively. It is possible that the Chinese government will adopt a more flexible currency policy, which could result in more significant fluctuations of Chinese RMB against the U.S. dollar.

Substantially all of our revenues and costs are denominated in Renminbi, and a significant portion of our financial assets are also denominated in Renminbi. Thus, a resumption of the appreciation of the Renminbi against the U.S. dollar would, for instance, further increase our costs in U.S. dollar terms. In addition, as we principally rely on dividends and other distributions paid to us by our subsidiaries and affiliated entities in China, any significant depreciation of the Renminbi against the U.S. dollar may have a material adverse effect on our revenues and financial condition. In addition, to the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our preferred or ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. Any fluctuation of the exchange rate between the Renminbi and the U.S. dollar could also result in foreign current translation losses for financial reporting purposes.

Any health epidemics and other outbreaks, or war, acts of terrorism and other man -made or natural disasters could severely disrupt our business operations.

Our business could be materially and adversely affected by the outbreak of avian influenza, H1N1 Flu, severe acute respiratory syndrome, or SARS, or another epidemic. In recent years, there have been reports on the occurrences of avian influenza and H1N1 Flu in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of avian influenza, H1N1 Flu, SARS or other adverse public health developments in China could require the temporary closure of our offices or prevent our staff from traveling to our clients’ offices to sell our services or provide on site services. Such closures could severely disrupt our business operations and adversely affect our results of operations.

Our operations are vulnerable to interruption and damage from natural and other types of disasters, including snowstorms, earthquakes, fire, floods, environmental accidents, power loss, communications failures and similar events. If any disaster were to occur in the future, our ability to operate our business could be materially impaired.

We are a Cayman Islands company and, because the rights of shareholders under Cayman Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

The company’s conduct of its corporate affairs will be governed by its Memorandum and Articles of Association, and the Company is subject at all times to the Companies Law (2010 Revision) of the Cayman Islands. The rights of shareholders to take action against the directors, the rights of minority shareholders and the fiduciary duties of the directors under Cayman Islands law are governed by the Companies Law (2010 Revision) and/or common law principles derived from cases in the Cayman Islands and in the courts of England (English case law is not binding but is considered persuasive in the courts of the Cayman Islands). The rights of shareholders and the fiduciary duties of directors under Cayman Islands law differ from those established under statutes or judicial precedent in some jurisdictions in the United States. Additionally, the removal of a director from our Board, even for cause, may in certain circumstances require the approval of our shareholders. Also, the Cayman Islands has a less developed body of securities law compared to the United States and less developed or judicially interpreted bodies of corporate law compared to many U.S. states, including Delaware.

In the future, our Board of Directors may be subject to potential deadlock.

Pursuant to the share exchange agreement and Business Combination, we entered into a voting agreement with China Seed Ventures, L.P., Qinyng Liu, Le Yang, Vervain Equity Investment Limited, Sun Hing Associates Limited, and Linden Ventures, each a previous SearchMedia International shareholder or warrantholder, and Frost Gamma Investments Trust, Robert Fried, Rao Uppaluri, Steven Rubin and Jane Hsiao, each a previous Ideation shareholder, which provides, among other things, that, for a period which commenced on October 30, 2009 and ends on October 30, 2012, each party to the voting agreement will agree to vote in favor of the director nominees nominated by the Ideation representative and the SM Cayman shareholders’ representatives as provided in the share exchange agreement. Our Articles of Association require the approval by a majority of the Directors for many corporate actions. Although our current Board of Directors presently consists of five members, there may be occasions when the previous SearchMedia International shareholders and warrantholders exercise their contractual right to fill the vacancies, which could result in an even number of six or eight board members. Because there are no mechanisms in the voting agreement or our Articles of Association which provide a mechanism to resolve a Board deadlock, it is possible that our Board of Directors may be unable to obtain majority approval in certain circumstances, which would prevent us from taking actions that may be important to our business and operations.

As a foreign private issuer, we will be exempt from certain SEC requirements that provide stockholders with protections and information that must be made available to stockholders of U.S. public companies.

On June 30, 2010, we became a foreign private issuer, which reduces the reporting requirements under the Exchange Act, resulting in fewer costs associated with financial and reporting compliance. For example, as a foreign private issuer we will be exempt from certain provisions applicable to U.S. public companies, including:

•	the rules requiring the filing with the SEC of quarterly reports on Form 6-K or current reports on Form 6-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information; and

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions, or a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months.

As a foreign private issuer, we filed an annual report on Form 20-F within six months of the close of fiscal year 2010, and we will file an annual report on Form 20-F within four months of each fiscal year beginning with fiscal year 2011, and reports on Form 6-K relating to certain material events promptly after we publicly announces these events. However, because of the foregoing filing exemptions, our shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Because we do not intend to pay dividends on our ordinary shares for the foreseeable future, stockholders will benefit from an investment in our ordinary shares only if those shares appreciate in value.

We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend on factors our board of directors deem relevant, including, among others, our results of operations, financial condition and cash requirements, business prospects, the terms of our credit facilities, if any, and any other financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our ordinary shares, and there is no guarantee that our ordinary shares will appreciate in value.

Voting control by executive officers, directors and other affiliates of the company may limit your ability to influence the outcome of director elections and other matters requiring shareholder approval.

The executive officers, directors and other affiliates of the Company beneficially own approximately 39% of our shares, including shares underlying options and warrants currently exercisable and exercisable with in 60 days. These shareholders can exercise significant influence over corporate actions requiring approval by our shareholders, including the election of directors and the approval of other business transactions. This concentration of ownership could have the effect of delaying or preventing a change in control of the Company or discouraging a potential acquirer from attempting to obtain control of the Company, which in turn could have a material adverse effect on the market price of ordinary shares or prevent our shareholders from realizing a premium over the market price for their ordinary shares.

The NYSE Amex may delist our securities from quotation on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

If the NYSE Amex delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a reduced liquidity with respect to our securities;

•

a determination that our ordinary shares is a “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•	a limited amount of news and analyst coverage for the company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

On April 8, 2011, we received notice of noncompliance with Section 704 of the NYSE Amex Company Guide (the “Company Guide”), which required us to hold our stockholders annual meeting during 2010 for the fiscal year ended December 31, 2009. The Exchange notified us on May 5, 2011 that it accepted our plan dated April 6, 2011 and granted us an extension until October 4, 2011 to regain compliance with continued listing standards. We will be subject to periodic review by Exchange Staff during its extension period. The Form 20-F for the year ended December 31, 2010 was filed on June 30, 2011 and we have set a date of September 13, 2011 for our 2010 and 2011 annual general stockholders meeting. We expect our scheduled annual general meeting to be held before the October 4, 2011 deadline. Following the annual general stockholders meeting, we anticipate that we will be in compliance with Section 704 of the Company Guide.

On July 15, 2011, we received a “going concern” qualification in our Form 20-F for the fiscal year 2010 from our independent registered public accounting firm. The Company provided an announcement on Form 6-K on July 12, 2011 regarding the “going concern” qualification as required by Section 610(b) of the Company Guide. The Exchange notified us on July 15, 2011 that we are not in compliance with (1) Section 1003(a)(i) of the Company Guide because we reported stockholders’ equity of less than $2,000,000 as of December 31, 2010 and losses from continuing operations and net losses in two of its three most recent fiscal years ended December 31, 2010, (2) Section 1003(a)(ii) of the Company Guide because we reported stockholders’ equity of less than $4,000,000 as of December 31, 2010 and losses from continuing operations and net losses in three of its four most recent fiscal years ended December 31, 2010 and (3) Section 1003(a)(iv) of the Company Guide because, in the opinion of the Exchange, the Company’s losses and its existing financial resources, bring into question whether we will be able to continue operations and/or meet our obligations as they mature.

In order to maintain listing of the Company’s ordinary shares on the Exchange, the Company was required to submit a plan by August 15, 2011 addressing how the Company intended to regain compliance by January 17, 2012, with respect to Section 1003(a)(iv) of the Company Guide, and January 15, 2013, with respect to Section 1003(a)(i) and Section 1003(a)(ii) of the Company Guide. The Company submitted the plan on August 15, 2011 advising the Exchange of the actions it intends to take that would bring the Company into compliance with Section 1003(a)(i), Section 1003(a)(ii) and Section 1003(a)(iv) of the Company Guide. As of August 29, 2011, the Company has not received notification from the Exchange regarding the Company’s plan submitted on August 15, 2011.

A significant number of shares are eligible for future sale by our stockholders and the sale of those shares could adversely affect the stock price.

A significant number of our outstanding shares of ordinary shares became eligible for resale beginning October 30, 2010, as a result of the expiration of lock up provisions on resale. If our stockholders whose shares are eligible for resale sell or attempt to sell their stock in the public market, the trading price of our ordinary shares could decline.

There is a risk that we could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the Business Combination, which could result in significantly greater U.S. federal income tax liability to us.

Section 7874(b) of the Code generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the conversion, then we, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the Business Combination as if we were a domestic corporation.

Although Section 7874(b) should not apply to treat us as a domestic corporation for U.S. federal income tax purposes because the Business Combination should be treated as part of the same transaction and, therefore, this 80% threshold was not reached, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the Business Combination, this result is not entirely free from doubt. As a result, stockholders and warrantholders are urged to consult their own tax advisors on this issue. We intend to take the position that we are a foreign corporation for U.S. federal income tax purposes. The immediately following two risk factors assume that we will be treated as a foreign corporation for U.S. federal income tax purposes.

There is a risk that we will be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. holders of ordinary shares or warrants of SearchMedia.

We will be treated as a PFIC for any taxable year in which either (1) at least 75% of its gross income (looking through certain corporate subsidiaries) is passive income or (2) at least 50% of the average value of its assets (looking through certain corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we were a PFIC for any taxable year during which a U.S. holder held our ordinary shares or warrants, the U.S. holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Based on the expected composition of the assets and income of the Company and our subsidiaries after the Business Combination, it is not anticipated that we will be treated as a PFIC following the Business Combination. The actual PFIC status of the Company for any taxable year, however, will not be determinable until the conclusion of our taxable year, and accordingly there can be no assurance as to the status of the Company as a PFIC for the current taxable year or any future taxable year. U.S. holders of our securities are urged to consult their own tax advisors regarding the possible application of the PFIC rules.

If you acquire (directly, indirectly, or constructively) 10% or more of our shares, you may be subject to taxation under the “controlled foreign corporation,” or CFC rules.

Each “10% U.S. Shareholder” of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and that owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC’s taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. In addition, if a person that is or was a “10% U.S. Shareholder” of a CFC during the 5-year period ending on the date on which such person sells or exchanges shares of stock of such corporation recognizes gain such a sale or such person as a dividend to the extent of earnings and profits of the corporation attributable to such stock that were accumulated while such person held the stock while the corporation was a CFC. After 2010, dividends may be taxed at higher rates than long-term capital gains. A foreign corporation is considered a CFC if “10% U.S. Shareholders” own more than 50% of the total combined voting power of all classes of voting stock of the foreign corporation, or the total value of all stock of the corporation. A “10% U.S. Shareholder” is a U.S. person, as defined in the Internal Revenue Code, that owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of determining whether a corporation is a CFC, and therefore whether the more-than-50% and 10% ownership tests have been satisfied, shares owned includes shares owned directly or indirectly through foreign entities or shares considered owned under constructive ownership rules. The attribution rules are complicated and depend on the particular facts relating to each investor. U.S. holders are urged to consult their own tax advisors regarding the possible application of the CFC rules.

OFFER STATISTICS AND EXPECTED TIMETABLE

This prospectus relates to the registration of 11,160,040 ordinary shares issuable upon the exercise of outstanding warrants. All of the warrants are already outstanding and no additional warrants will be issued pursuant to this registration statement. The maximum aggregate use of proceeds based on the exercise prices of the warrants is approximately $67 million. The actual per share exercise price of the ordinary shares that we will offer pursuant hereto will be $6.00 per ordinary share or $7.00 per ordinary share depending on whether the ordinary share is issuable pursuant to a Public Warrant, Insider Warrant or Underwriter Warrant. (see “Plan of Distribution” and “Description of Securities – Warrants” below).

CAPITALIZATION AND INDEBTEDNESS

The following table describes our consolidated capitalization as of June 30, 2011. This table is presented in conformity with generally accepted accounting principles and should be read in conjunction with our consolidated financial statements and related notes for our year ended December 31, 2010 included in our Form 20-F filed with the SEC on June 30, 2011 and incorporated by reference in this prospectus.

As at June 30, 2011 (U.S. dollars, in thousands)

Cash and cash equivalents	$8,370

Bank indebtedness	746
Unsecured debt	87,672
Secured debt	—
Shareholders equity
Ordinary Shares – $0.0001 par value, 1,000,000,000 shares authorized, issued and outstanding 20,858,661	2
Preferred stock – $0.0001 par value, 10,000,000 shares authorized, zero issued	—
Additional paid-in capital	122,525
Accumulated deficit	(121,498)
Accumulated other comprehensive income	1,153
Total stockholders’ equity	2,182
Total capitalization and indebtedness	$90,600

DESCRIPTION OF SECURITIES

The following description of the material terms of the Company’s shares and warrants includes a summary of specified provisions of the Memorandum of Association and Articles of Association of the Company. This description is qualified by reference to the Memorandum and Articles of Association of the Company, which are incorporated herein by reference. You are encouraged to read the relevant provisions of Cayman Islands law as they relate to the following summary.

General

The Company is authorized to issue 1,000,000,000 ordinary shares, par value $0.0001, and 10,000,000 preferred shares, par value $0.0001 per share.

As of August 29, 2011, 20,858,661 ordinary shares were issued and outstanding and zero preferred shares were issued and outstanding.

Rights, Preferences and Restrictions of the Company’s Ordinary Shares

Dividends. Subject to any rights and restrictions of any other class or series of shares, the Company board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of the Company’s lawfully available funds.

Voting Rights. The holders of the Company’s ordinary shares will be entitled to one vote per share, including the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the Company’s chairman or one or more shareholders present in person or by proxy. A quorum required for a meeting of shareholders consists of shareholders who hold at least fifty percent (50%) of the Company’s shares in issue.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes on an as-if converted basis cast in person or by proxy at a general meeting, while a special resolution passed at a meeting requires the affirmative vote of no less than two-thirds of the votes cast in person or by proxy at such meeting. Under Cayman Islands law, some matters, like altering the memorandum or the articles, or changing the name of the Company, require approval of shareholders by a special resolution.

Winding Up; Liquidation. Upon the winding up of the Company, after the full amount that creditors or holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of the Company’s ordinary shares are entitled to receive any remaining assets of the Company available for distribution as determined by the liquidator. The assets received by the holders of the Company ordinary shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. The Company’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. The Company may issue shares that are, or at its option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine.

No Preemptive Rights. Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of the Company.

Warrants

Upon completion of the Business Combination, the Company had outstanding warrants exercisable for 15,347,401 ordinary shares, which included warrants exercisable for 1,519,186 ordinary shares issued to the SearchMedia shareholders or warrantholders in the Business Combination. The terms of the existing warrants did not change as a result of the Business Combination.

The number of warrants includes the Public Warrants, Insider Warrants, and Underwriter Warrants. The Public Warrants exercisable for 10,000,000 ordinary shares of SearchMedia Holdings have an exercise price of $6.00 per share and expire on November 19, 2012. Because Public Warrants exercisable for 1,739,960 ordinary shares were exercised or repurchased in 2010, the total number of ordinary shares issuable upon the exercise of the Public Warrants is 8,260,040. The Insider Warrants exercisable for 2,400,000 ordinary shares of SearchMedia Holdings have an exercise price of $6.00 per share and expire on November 19, 2012. The Underwriter Warrants exercisable for 500,000 ordinary shares of SearchMedia Holdings have an exercise price of $7.00 per share and expire on November 19, 2012.

For the Public Warrants, Insider Warrants, and Underwriter Warrants, SearchMedia Holdings, in its sole discretion, may lower the warrant price at any time prior to the expiration date for a period of not less that ten (10) business days; provided, however that any such reduction shall be identical in percentage terms among all of the Warrants.

In addition to the Public Warrants, the Insider Warrants, and the Underwriter Warrants, warrants were issued to individuals or entities associated with SearchMedia International Limited and to individuals or entities that provided financing or loans to SearchMedia International Limited in connection with the Business Combination (the “SearchMedia International Warrants”). Each warrant issued to a SearchMedia International Limited shareholder or warrantholder in the Business Combination entitles the registered holder to purchase one share of SearchMedia Holdings’ ordinary shares at a price ranging from $0.0001 to $8.14 per share, subject to adjustment as discussed below, at any time. We are not currently registering any of the SearchMedia International Warrants.

Although the SearchMedia International Warrants do not allow SearchMedia Holdings to unilaterally lower the warrant price, the SearchMedia International Warrants provide that any term of the SearchMedia International Warrants may be amended or waived only by an instrument in writing signed by SearchMedia Holdings and the registered holder.

Included within the group of SearchMedia International Warrants are (i) warrants exercisable for 1,519,186 ordinary shares of SearchMedia Holdings that were issued to SearchMedia International shareholders and warrantholders, (ii) warrants exercisable for 428,219 ordinary shares of SearchMedia Holdings that were issued to individuals and entities that provided financing and loans to SearchMedia International prior to the Business Combination, and (iii) warrants exercisable for 105,275 ordinary shares of SearchMedia Holdings that were issued to an entity that agreed to purchase a certain amount of Ideation common stock prior to the Business Combination.

Generally, the SearchMedia International Warrants will expire on October 30, 2012, three years from the date of issuance of such warrants. One SearchMedia International Warrant will expire on December 17, 2013.

Certain warrantholders may also exercise the warrant on a “cashless basis.” If the holders take advantage of this option, they would pay the exercise price by surrendering their warrants for the net value of the warrants in shares of ordinary shares based on the fair market value of the ordinary shares. For purposes of the cashless exercise feature, fair market value means the average of the closing prices over a 30 day period ending on the third trading day prior to the date of calculation if the SearchMedia Holdings ordinary shares are traded on a securities exchange. If the SearchMedia Holdings ordinary shares are actively traded over-the-counter, the fair market value means the average of the closing bid or sales price over the 30 day period ending on the third trading day prior to the date of calculation. If the SearchMedia Holdings ordinary shares are not traded on a securities exchange or over-the-counter, the fair market value means the highest price per share which SearchMedia Holdings could obtain on the date of calculation from a willing buyer (not a current employee or director) for an ordinary share sold by SearchMedia Holdings, from authorized but unissued shares, as determined in good faith by the board of directors of SearchMedia Holdings.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised at any time after they become exercisable upon surrender of the warrant on or prior to the expiration date at the offices of the Company or the office of the Warrant Agent, as set forth in the warrant, accompanied by full payment of the exercise price, in cash (or other acceptable form of payment pursuant to the terms of the warrant, such as a wire transfer), or by cashless or net exercise, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, pay cash equal to the product of such fraction multiplied by the fair market value of one ordinary share.

OFFER AND LISTING DETAILS

Our ordinary shares and warrants are listed on the NYSE Amex under the symbols IDI and IDI.WS, respectively. The closing prices for our ordinary shares and warrants on August 31, 2011, the most recent trading day before the date of this Form F-3, were $1.68 and $0.24, respectively.

Our ordinary shares and warrants are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

The table below sets forth, for the periods indicated, the high and low bid prices for the securities as reported on the NYSE Amex in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Annual High and Low Market Prices for the Five Most Recent Full Financial Years
	Ordinary Shares
	High	Low
Full Financial Year
2006	$—	$—
2007(1)	$7.20	$7.20

2008	$8.10	$6.75
2009	$9.20	$7.09
2010	$7.55	$1.62

(1)

This table sets forth the range of high and low sales prices for the ordinary shares for the applicable portion of the year ended December 31, 2007. The ordinary shares commenced public trading on December 26, 2007. The table also includes price information for Ideation Acquisition Corp. securities before the Business Combination.

	High and Low Market Prices for each Full Financial Quarter for the Two Most Recent Years and the Subsequent Quarters
	Ordinary Shares
	High	Low

2009
First Quarter	$7.55	$7.18
Second Quarter	$7.86	$7.50
Third Quarter	$7.99	$7.69
Fourth Quarter	$9.20	$7.09
2010
First Quarter	$7.55	$4.51
Second Quarter	$6.14	$3.01
Third Quarter	$3.63	$1.62
Fourth Quarter	$3.65	$1.68
2011
First Quarter	$3.50	$1.71
Second Quarter	$2.72	$1.42
Third Quarter (through August 31, 2011)	$2.03	$1.22

	High and Low Market Prices for each of the Most Recent Six Months
	Ordinary Shares
	High	Low

2011
March	$2.67	$1.71
April	$2.72	$1.42
May	$2.17	$1.99
June	$2.10	$1.81
July	$2.03	$1.79
August	$2.01	$1.22

As of August 29, 2011, there were, of record, twenty-seven holders of ordinary shares and eleven holders of record of warrants.

We have not paid any dividends on our ordinary shares to date and do not intend to pay dividends at this time.

PLAN OF DISTRIBUTION

All of the warrants are already outstanding and no additional warrants will be issued pursuant to this registration statement. We will deliver our ordinary shares upon the exercise of the warrant, in whole or in part. We will not issue fractional shares. Each warrant contains instructions for exercise. In order to exercise a warrant, the holder must deliver to us or our transfer agent the information required by the warrants, along with payment for the shares to be issued. We will then deliver our ordinary shares in the manner described above, in the section titled “Description of Securities.”

MARKETS

Our ordinary shares and warrants are listed on the NYSE Amex under the symbols IDI and IDI.WS, respectively. The closing prices for our ordinary shares and warrants on August 31, 2011, the most recent trading day before the date of this Form F-3, were $1.68 and $0.24, respectively.

DILUTION

Our net tangible book value as of June 30, 2011 was approximately $(47.5) million, or approximately $(2.28) per share of ordinary share. Net tangible book value per share is equal to our total tangible assets minus total liabilities, divided by the number of ordinary shares outstanding.

After giving effect to the issuance by us of the maximum 11,160,040 ordinary shares upon the exercise of all outstanding Public Warrants, Insider Warrants, and Underwriter Warrants at weighted average exercise price of $6.04 per share, and after deducting the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2011 would have been approximately $19.8 million, or approximately $0.62 per ordinary share. This represents an immediate increase in net tangible book value of approximately $2.90 per share to existing shareholders and an immediate dilution of approximately $2.90 per share to individuals exercising warrants. The following table illustrates this calculation on a per share basis:

Weighted average exercise price of warrants	$6.04
Net tangible book value per share as of June 30, 2011	$(47.5) million
Increase per share attributable to exercise of all outstanding warrants	$2.90
As-adjusted net tangible book value per share after this offering	$19.8 million
Dilution per share to persons exercising warrants	$2.90

The foregoing table does not take into account further dilution to persons who exercise outstanding warrants that could occur upon the exercise of outstanding options, warrants and subscription investment units having a per share exercise price less than the per share offering price to the public in this offering.

The information in the table above is based on 20,858,661 shares of our ordinary shares outstanding on June 30, 2011, assumes that all of the Public Warrants, Insider Warrants and Underwriter Warrants are exercised at the initial exercise prices of $6.00, $6.00, and $7.00 per share.

SHARE CAPITAL

Our authorized capital consists of 1,000,000,000 ordinary shares, par value $0.0001 and 10,000,000 preferred shares, par value $0.0001 per share. As of December 31, 2010 and August 29, 2011, there were 20,858,661 ordinary shares, respectively, outstanding, all of which were fully paid. There were no preferred shares issued and outstanding as of December 31, 2010 and August 29, 2011. Other than as disclosed elsewhere in this Registration Statement or in our Annual Report on Form 20–F for the fiscal year ended December 31, 2010, which is incorporated by reference into this prospectus, there have been no events in the last three years, which have changed the amount, the number of classes, or voting rights, of our issued capital.

The number of ordinary shares outstanding could increase by the shares issued upon the exercise of currently issued and outstanding options or restricted shares. We have adopted the Amended and Restated 2008 Share Incentive Plan that covered 1,796,492 share options and restricted share units to the eligible employees. In August of 2010, the board of directors of SearchMedia Holdings Limited approved an increase of the number of authorized shares to be awarded under the Share

Incentive Plan from 1,796,492 to 3,000,000 shares which may be granted to designated employees, directors and consultants of the Company. The weighted–average exercise price of all outstanding options to purchase our ordinary shares on August 29, 2011 was $5.60 per share.

As of December 31, 2010 and August 29, 2011, there were 13,212,720 warrants outstanding exercisable for ordinary shares. For a description of the warrants, please see “Description of Securities – Warrants” and “Plan of Distribution”.

MEMORANDUM AND ARTICLES OF ASSOCIATION

We incorporate by reference into this registration statement on Form F-3 the description of the Memorandum and Articles of Association of SearchMedia Holdings Limited contained in our Current Report on Form 8-K first filed with the Commission on November 5, 2009.

MATERIAL CONTRACTS

We have not entered into any material contracts other than in the ordinary course of business and other than those described in “Item 4. Information on the Company” or elsewhere in the annual report on Form 20-F for the year ended December 31, 2010 filed on June 30, 2011.

EXCHANGE CONTROLS

Please see the discussion regarding regulations of dividend distributions found in Regulatory Matters under Item 4.B of the annual report on Form 20-F for the year ended December 31, 2010 filed on June 30, 2011. There are currently no laws, decrees, regulations or other legislation in the Cayman Islands that restricts the export or import of capital or that affects the remittance of dividends, interest or other payments to non-resident holders of our securities.

TAXATION

The following summary of the material Cayman Islands and United States federal income tax consequences of an investment in our common shares is based upon laws and relevant interpretations thereof in effect as of the date of the annual report on Form 20-F for the year ended December 31, 2010 filed on June 30, 2011, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our common shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

United States Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in the common shares. This discussion applies only to U.S. Holders that hold the common shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States in effect as of the date of the annual report on Form 20-F for the year ended December 31, 2010 filed on June 30, 2011 and on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of the annual report on Form 20-F for the year ended December 31, 2010 filed on June 30, 2011, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding a common share as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	persons who acquired common shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•	partnerships or other pass-through entities, or persons holding common shares through such entities.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON SHARES.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of our common shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax treatment of a partner in a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that holds our common shares will depend on the status of such partner and the activities of such partnership. If you are a partner in such partnership, you should consult your tax advisors.

Taxation of dividends and other distributions on the common shares

Subject to the passive foreign investment company rules discussed below, the gross amount of any distributions we make to you with respect to common shares generally will be includible in your gross income as dividend income on the date of receipt by you but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your common shares, and then, to the extent such excess amount exceeds your tax basis in your common shares, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as a capital gain under the rules described above.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (i) either (a) the common shares, as applicable, are readily tradable on an established securities market in the United States or (b) we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (ii) we are neither a passive foreign investment company nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year and (iii) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, common shares will be considered for purposes of clause (i) above to be readily tradable on an established securities market in the United States if they are listed on the NYSE Amex, as are our common shares. If we are treated as a “resident enterprise” for PRC tax purposes under the New EIT Law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. For more information regarding the New EIT Law, see “Item 3.D. Key Information — Risk Factors — Risks related to the regulation of our business and to our structure— We may be treated as a resident enterprise for PRC tax purposes and our global income may be subject to PRC tax under PRC tax law, which would have a material adverse effect on our results of operations.” You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for dividends paid with respect to our common shares.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the common shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

If PRC withholding taxes apply to dividends paid to you with respect to our common shares, subject to certain conditions and limitations, such PRC withholding taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For more information regarding such PRC withholding taxes, see “Item 3.D. Key Information — Risk Factors — Risks related to the regulation of our business and to our structure — Foreign holders of our common shares may be subject to PRC withholding tax on dividends payable by us and on gains realized on the sale of our common shares if we are classified as a PRC ‘resident enterprise.’” The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Taxation of disposition of common shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a common share equal to the difference between the amount realized (in U.S. dollars) for the common share and your tax basis (in U.S. dollars) in the common share. The gain or loss generally will be a capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, that has held the common share for more than one year, you may be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss that you recognize on a disposition of common shares will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. However, if we are treated as a “resident enterprise” for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC withholding taxes were to be imposed on any gain from the disposition of the common shares, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. For more information regarding such PRC withholding taxes, see “Item 3.D. Key Information — Risk Factors — Risks related to the regulation of our business and to our structure — Foreign holders of our common shares may be subject to PRC withholding tax on dividends payable by us and on gains realized on the sale of our common shares if we are classified as a PRC ‘resident enterprise.’” You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances.

Passive foreign investment company

Based on the market price of our common shares, the value of our assets, and the composition of our income and assets, although not free from doubt, we do not believe that we were a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for our taxable year ended December 31, 2010. However, the application of the PFIC rules is subject to uncertainty in several respects, including how the contractual arrangements between us and our affiliated entities will be treated for purposes of the PFIC rules, and we cannot assure you that the U.S. Internal Revenue Service will not take a contrary position. A non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In applying this rule, however, it is not clear whether the contractual arrangements between us and our affiliated entities will be treated as ownership of stock.

We must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our common shares, fluctuations in the market price of the common shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

If we are a PFIC for any taxable year during which you hold common shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold the common shares, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the common shares, as applicable. If such election is made, you will be deemed to have sold the common shares you hold at their fair market value and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, your common shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” you receive and any gain you recognize from a sale or other disposition (including a pledge) of the common shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or recognized gain will be allocated ratably over your holding period for the common shares;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) from a sale or other disposition of the common shares cannot be treated as capital, even if you hold the common shares as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you may be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion which the value of the common shares you own bears to the value of all of our common shares, and you may be subject to the rules described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a mark-to-market election for the common shares, you will include in income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the common shares you hold as of the close of your taxable year over your adjusted basis in such common shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as any gain from the actual sale or other disposition of the common shares, will be treated as ordinary income. Ordinary loss treatment will apply to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss from the actual sale or other disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. Your basis in the common shares will be adjusted to reflect any such income or loss amounts. The tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower capital gains rate applicable to qualified dividend income (discussed above under “— Taxation of dividends and other distributions on the common shares”) would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our common shares are listed on the NYSE Amex, which is a qualified exchange or other market for these purposes. Consequently, if the common shares continue to be listed on the NYSE Amex and are regularly traded, and you are a holder of common shares, we expect that the mark-to-market election would be available to you if we were to become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder may continue to be subject to the PFIC rules described above regarding excess distributions and recognized gains with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, a U.S. Holder of stock of a PFIC may make a “qualified electing fund” election with respect to such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. A U.S. Holder that makes a qualified electing fund election with respect to a PFIC will generally include in income for a taxable year such holder’s pro rata share of the corporation’s income for the taxable year. However, you may make a qualified electing fund election with respect to your common shares only if we agree to furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.

Under newly enacted legislation, unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. Prior to such legislation, a U.S. shareholder of a PFIC was required to file U.S. Internal Revenue Service Form 8621 only for each taxable year in which such shareholder received distributions from the PFIC, recognized gain on a disposition of the PFIC stock, or made a “reportable election.” If we become a PFIC, you should consult your tax advisors regarding any reporting requirements that may apply to you.

You are strongly urged to consult your tax advisor regarding the application of the PFIC rules to your investment in common shares.

Information reporting and backup withholding

Dividend payments with respect to common shares and proceeds from the sale, exchange or other disposition of common shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. Under newly enacted legislation, for taxable years beginning after March 18, 2010, certain individuals holding the common shares other than in an account at a financial institution may be subject to additional information reporting requirements. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information in a timely manner.

STATEMENT BY EXPERTS

Our consolidated financial statements as of December 31, 2010 and for the year then ended have been incorporated by reference herein from our annual report on Form 20–F for the year ended December 31, 2010 in reliance upon the report of Marcum Bernstein & Pinchuk LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

Our consolidated financial statements as of December 31, 2009 and for the two-year period ended December 31, 2009 have been incorporated by reference herein from our annual report on Form 20-F for the year ended December 31, 2010 in reliance upon the report of Bernstein & Pinchuk LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

DOCUMENTS ON DISPLAY

We have filed the annual report on Form 20-F for the year ended December 31, 2010, including exhibits, with the SEC. As allowed by the SEC, we incorporate by reference certain information into our Form 20-F for the year ended December 31, 2010 and this registration statement on Form F-3. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of the annual report on Form 20-F for the year ended December 31, 2010 and the registration statement on Form F-3.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov. The information on that website is not a part of this Registration Statement on Form F-3.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	Our Form 20–F filed with the SEC on June 30, 2011;

•	Our Form 6–Ks filed on June 30, 2011, July 1, 2011, July 12, 2011, July 21, 2011, August 5, 2011, August 16, 2011 and August 25, 2011; and

•

The description of our ordinary shares contained in the Proxy Statement/Prospectus under the section titled “Description of ID Cayman’s Securities following the Business Combination”, originally filed with the SEC on October 5, 2009.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20–F after the date of this prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such document. We may incorporate by reference any Form 6–K subsequently submitted to the SEC by identifying in such Form 6–K that it is being incorporated by reference into this prospectus.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits that are specifically incorporated by reference to such documents. Requests for such copies should be directed to the Investor Relations group of the Company at its principal executive office located at Floor 13, Central Modern Building, 468 Xinhui Road, Shanghai, China 200060 or by making a request by visiting the “Request Information” subheading within the “Contact IR” heading under the “Investor Relations” section of the Company’s website at www.searchmediaholdings.com or by contacting the Company at IR@ SearchMediaHoldings.com. Our telephone number is +86-21-6227-8018.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

REASONS FOR THE OFFER AND USE OF PROCEEDS

We are registering 11,160,040 of our ordinary shares issuable upon the exercise of outstanding Public Warrants, Insider Warrants, and Underwriter Warrants.

When the warrants are exercised, we will receive the exercise price of the warrants, which will be used for general corporate purposes. The maximum aggregate proceeds to us related to the exercise of the Public Warrants, Insider Warrants, and Underwriter Warrants is approximately $67 million.

EXPENSES

We are required to pay all fees and expenses incident to the registration of the ordinary shares exercisable pursuant to the SearchMedia warrants, including the registration fees. Set forth below are expenses to be paid by us in connection with the distribution of the ordinary shares exercisable pursuant to the SearchMedia warrants being registered. All amounts are estimates except for the SEC registration fees.

Registration fee	$1,738
Fees and expenses of accountants	$6,100
Fees and expenses of legal counsel	$22,500
Printing and engraving expenses	$3,000
Miscellaneous expenses	$1,000
Total	$34,338

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Walkers.

INTERESTS OF EXPERTS AND COUNSEL

None.

INDEMNIFICATION

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for the indemnification of its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, the provision purporting to provide indemnification against the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his or her own fraud, willful neglect or willful default.

Article 149 of the Company’s articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of the Company to the fullest extent allowed by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant, pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for the indemnification of its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, the provision purporting to provide indemnification against the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his or her own fraud, willful neglect or willful default.

Article 149 of the Company’s articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of the Company to the fullest extent allowed by law.

The Companies Law has no equivalent provision to Delaware law regarding the limitation of director’s liability; however, Cayman law will not allow the limitation of a director’s liability for his or her own fraud, willful neglect or willful default. The Company’s articles closely follow current provisions of Delaware law and provide that the directors shall have no personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except in the same circumstances as described for Delaware corporations.

ITEM 9. EXHIBITS.

Exhibit No.	Description

1.1	Memorandum and Articles of Association of SearchMedia Holdings Limited upon completion of redomestication. (incorporated by reference to Exhibit 3.3 of the Registrant’s current report on Form 8-K dated November 5, 2009 (File No. 333-158336)).

2.1	Form of Warrant of SearchMedia Holdings Limited (incorporated by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form S-4 (File No. 333-158336)).

4.1	Agreement and Plan of Merger, Conversion and Share Exchange by and among Ideation Acquisition Corp., the registrant, SearchMedia International Limited, the subsidiaries of SearchMedia International Limited, the subsidiaries of SearchMedia International Limited, Shanghai Jingli Advertising Co., Ltd. and certain shareholders and warrantholders of SearchMedia International Limited (incorporated by reference to Exhibit 2.1 of the Registrant’s Registration Statement on Form S-4 (File No. 333-158336)).

4.2	First Amendment to Agreement and Plan of Merger, Conversion and Share Exchange, dated as of May 27, 2009, by and among the registrant, Earl Yen, Tommy Cheung and Stephen Lau and Qinying Liu (incorporated by reference to Exhibit 2.2 of the Registrant’s Registration Statement on Form S-4 (File No. 333-158336)).

4.3	Second Amendment to Agreement and Plan of Merger, Conversion and Share Exchange, dated as of September 8, 2009, by and among the registrant, Earl Yen, Tommy Cheung, Stephen Lau, Qinying Liu, Linden Ventures, Inc., Vervain Equity Investment Limited, Sun Hing Associates Limited and The Frost Group, LLC (incorporated by reference to Exhibit 2.3 of the Registrant’s Registration Statement on Form S-4 (File No. 333-158336)).

4.4	Third Amendment to Agreement and Plan of Merger, Conversion and Share Exchange, dated as of September 22, 2009, by and among the registrant, Ideation Acquisition Corp., Earl Yen, Tommy Cheung, Terrance Hogan, Qinying Liu, and Linden Ventures II (BVI), Ltd. (incorporated by reference to Exhibit 2.4 of the Registrant’s Registration Statement on Form S-4 (File No. 333-158336)).

4.5	Fourth Amendment to Agreement and Plan of Merger, Conversion and Share Exchange, dated as of October 30, 2009, by and among the registrant, Ideation Acquisition Corp., Earl Yen, Tommy Cheung, Stephen Lau and Qinying Liu. (incorporated by reference to Exhibit 2.5 of the Registrant’s current report on Form 8-K dated November 5, 2009 (File No. 333-158336)).

Exhibit No.	Description

4.6	Form of Registration Rights Agreement among SearchMedia International Limited, Deutsche Bank AG, Hong Kong Branch, Gentfull Investment Limited, Gavast Estates Limited, China Seed Ventures, L.P. and Linden Ventures II (BVI) (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-4 (File No. 333-158336)).

4.7	Letter Agreement, dated as of September 8, 2009, by and among Ideation Acquisition Corp. and certain investors of Ideation Acquisition Corp. and SearchMedia International Limited (incorporated by reference to Exhibit 10.13 of the Registrant’s Registration Statement on Form S-4 (File No. 333-158336)).

5.1	Opinion of Walkers

23.1	Consent of Walkers (included in 5.1 opinion)

23.2	Consent of Bernstein & Pinchuk LLP

23.3	Consent of Marcum Bernstein & Pinchuk LLP

24.1	Power of Attorney (included on signature page)

ITEM 10. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post–effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post–effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20–F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post–effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to a registration statement on Form F–3, a post–effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3–19 if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F–3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F–3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shanghai, China, on September 1, 2011.

SEARCHMEDIA HOLDINGS LIMITED

By:	/s/ Wilfred Chow
Name:	Wilfred Chow
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Wilfred Chow and Joshua Weingard with the power to act alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including pre-effective amendments to this registration statement, and any additional registration statements to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and any other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Paul Conway Paul Conway	Chief Executive Officer (Principal Executive Officer)	September 1, 2011

/s/ Wilfred Chow Wilfred Chow	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 1, 2011

/s/ Robert Fried Robert Fried	Chairman of the Board, Director	September 1, 2011

/s/ Chi-Chuan Chen Chi-Chuan (Frank) Chen	Director	September 1, 2011

/s/ Steven D. Rubin Steven D. Rubin	Director	September 1, 2011

/s/ Peter W.H. Tan Peter W.H. Tan	Director	September 1, 2011

Qinying Liu	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant and other foreign persons has signed this registration statement on September 1, 2011.

/s/ Joshua Weingard
Joshua Weingard, Esq.
Corporate Counsel, SearchMedia Holdings Limited

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Walkers

23.1	Consent of Walkers (included in 5.1 opinion)

23.2	Consent of Bernstein & Pinchuk LLP

23.3	Consent of Marcum Bernstein & Pinchuk LLP

24.1	Power of Attorney (included on signature page)